UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-692 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
125 South Dakota Avenue Sioux Falls, South Dakota (Address of principal executive offices)		57104 (Zip Code)
(605) 978-2908 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 4, 2006, NorthWestern Corporation d/b/a NorthWestern Energy (“NorthWestern”) (NASDAQ-GS: NWEC) confirmed today that the U.S. Securities and Exchange Commission (“SEC”) filed a civil complaint in the United States District Court for the District of South Dakota against five individuals alleging misstatements of the financial results of NorthWestern Communications Solutions ("NCS"), a former division of NorthWestern’s utility subsidiary, which allegedly resulted in misstatements in NorthWestern’s SEC filings and press releases relating to the fourth quarter of 2001 and the first two quarters of 2002. Named in the complaint were former NCS employees Bart A. Thielbar, Keith W. Beachler, Cary B. Griswold, David A. Monaghan and Jana L. Quam. Beachler, Griswold and Monaghan are no longer employed by NorthWestern or any of its subsidiaries . Thielbar and Quam are currently employed by NorthWestern, holding different positions than they held with the former NCS.

The SEC’s complaint seeks permanent injunctions, disgorgement with prejudgment interest, and civil penalties. The SEC also seeks an officer and director bar against Thielbar.

Monaghan, Beachler, Quam and Griswold, without admitting or denying the allegations in the complaint, each consented to the entry of a final judgment permanently enjoining them from violating or aiding and abetting violations of the provisions they allegedly violated. Monaghan consented to pay a $25,000 civil penalty, and Griswold consented to pay a $10,000 civil penalty. The SEC waived the imposition of a civil penalty against Beachler based upon his sworn financial statements. Quam's consent does not include a penalty.

The SEC’s compliant is a public document, and the SEC has issued a press release relating to its allegations which is available on the SEC’s Web site.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 628,500 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	________________________________________
Thomas J. Knapp
Vice President, General Counsel and Corporate Secretary

Date: December 5, 2006

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